Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Agilent Technologies, Inc. of our report dated December 19, 2023, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in the composition of reportable segments discussed in Note 1, as to which the date is September 3, 2024, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Agilent Technologies, Inc.’s Current Report on Form 8-K dated September 3, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

September 3, 2024